Exhibit 10.3

SCIVAC THERAPEUTICS INC.

Incentive PLAN

Effective [●], 2015

PART I – GENERAL PROVISIONS

1.	PREAMBLE AND DEFINITIONS

1.1	Title.

The Plan described in this document shall be called the “SciVac Therapeutics Inc. Incentive Plan”

1.2	Purpose of the Plan.

The purposes of the Plan are:

(a)	to promote a further alignment of interests between officers, employees and other eligible service providers and the shareholders of the Corporation;

(b)	to associate a portion of the compensation payable to officers, employees and other eligible service providers with the returns achieved by shareholders of the Corporation; and

(c)	to attract and retain officers, employees and other eligible service providers with the knowledge, experience and expertise required by the Corporation.

1.3	Definitions.

1.3.1	“Affiliate(s)” shall mean a Parent or Subsidiary of the Corporation.

1.3.2	“Applicable Law” means any applicable provision of law, domestic or foreign, including, without limitation, applicable securities legislation, together with all regulations, rules, policy statements, rulings, notices, orders or other instruments promulgated thereunder, and Stock Exchange Rules.

1.3.3	“Base Price” means the base dollar amount used to calculate the amount, if any, payable to a Participant with respect to a Share subject to a Stand-Alone SAR upon settlement thereof, which base dollar amount shall be determined in accordance with Section 10.6.

1.3.4	“Beneficiary” means, subject to Applicable Law, an individual who has been designated by a Participant, in such form and manner as the Board may determine, to receive benefits payable under the Plan upon the death of the Participant, or, where no such designation is validly in effect at the time of death, the Participant’s legal representative.

1.3.5	“Black-Out Period” means a period of time when, pursuant to any policies of the Corporation, any securities of the Corporation may not be traded by certain persons as designated by the Corporation, including any holder of a Grant.

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1.3.6	“Board” means the Board of Directors of the Corporation.

1.3.7	“Cause” means:

(a)	subject to (b) below, “just cause” or “cause” for Termination by the Corporation or an Affiliate as determined under Applicable Law;

(b)	where a Participant has a written employment agreement with the Corporation or an Affiliate, “Cause” as defined in such employment agreement, if applicable; or

(c)	where a Participant provides services as an independent contractor pursuant to a contract for services with the Corporation or an Affiliate, any material breach of such contract.

1.3.8	“Change in Control” means:

(a)	a successful “take-over bid” (as defined in the Securities Act (British Columbia), as amended, or any successor legislation thereto) pursuant to which the “offeror” acquires beneficial ownership of securities of the Corporation which, directly or following conversion or exercise thereof, would entitle the holder thereof, together with persons acting jointly or in concert with the holder thereof, to cast more than fifty percent (50%) of the votes attaching to all securities of the Corporation which may be cast to elect directors of the Corporation, other than the acquisition of beneficial ownership of additional securities of the Corporation by any person who, together with persons acting jointly or in concert with such person, was entitled prior to such “take-over bid”, directly or following conversion or exercise securities of the Corporation, to cast more than fifty percent (50%) of the votes attaching to all securities of the Corporation which may be cast to elect directors of the Corporation;

(b)	the issuance to, or acquisition by, any person, or group of persons acting jointly or in concert, directly or indirectly, including through an arrangement or other form of reorganization, of beneficial ownership of securities of the Corporation which, directly or following conversion or exercise thereof, would entitle the holder thereof to cast more than fifty percent (50%) of the votes attaching to all securities of the Corporation which may be cast to elect directors of the Corporation, other than the issuance of securities of the Corporation to, or acquisition of securities of the Corporation by, any person who, together with persons acting jointly or in concert with such person, was entitled prior to such issuance or acquisition, directly or following conversion or exercise securities of the Corporation, to cast more than fifty percent (50%) of the votes attaching to all securities of the Corporation which may be cast to elect directors of the Corporation;

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(c)	individuals who, as of a Grant Date, constitute the Board (the “Incumbent Board”) cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the Grant Date, whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least two-thirds of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Corporation in which such person is named as a nominee for Director, without objection to such nomination) will be considered as though such individual was a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Directors then comprising the Board;

(d)	an arrangement, amalgamation, merger or other form of reorganization of the Corporation where the holders of the outstanding voting securities or interests of the Corporation immediately prior to the completion of the arrangement, amalgamation, merger or reorganization will hold fifty percent (50%) or less of the votes attaching to all outstanding voting securities or interests of the continuing entity upon completion of the arrangement, amalgamation, merger or reorganization;

(e)	the sale of all or substantially all of the assets of the Corporation; or

(f)	the liquidation, winding-up or dissolution of the Corporation.

1.3.9	“Code” or “Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended, and any applicable United States Treasury Regulations and other binding regulatory guidance thereunder.

1.3.10	“Corporation” means SciVac Therapeutics Inc. and includes any successor corporation thereof.

1.3.11	“Director” means a director of the Corporation from time to time.

1.3.12	“Disability” means:

(a)	subject to (b) below, a Participant’s physical or mental incapacity that prevents him/her from substantially fulfilling his or her duties and responsibilities on behalf of the Corporation or, if applicable, an Affiliate, as determined by the Board and, in the case of a Participant who is an employee of the Corporation or an Affiliate, in respect of which the Participant commences receiving, or is eligible to receive, disability benefits under the Corporation’s or Affiliate’s long-term disability plan; or

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(b)	where a Participant has a written employment agreement with the Corporation or an Affiliate, “Disability” as defined in such employment agreement, if applicable.

1.3.13	“Disability Date” means, in relation to a Participant, that date determined by the Board to be the date on which the Participant experienced a Disability.

1.3.14	“Eligible Person” means an individual Employed by the Corporation or any Affiliate, including a Service Provider, who, by the nature of his or her position or job is, in the opinion of the Board, in a position to contribute to the success of the Corporation.

1.3.15	“Employed” means, with respect to a Participant, that:

(a)	the Participant is rendering services to the Corporation or an Affiliate (including services as a Director) including as a Service Provider (referred to in Section 1.3.43 as “active Employment”); or

(b)	the Participant is not actively rendering services to the Corporation or an Affiliate due to an approved leave of absence, maternity or parental leave or leave on account of Disability (provided, in the case of a US Taxpayer, that the Participant has not incurred a “Separation From Service”, within the meaning of Section 409A of the Code).

For greater certainty, a Participant shall not be considered to be Employed on a Vesting Date if, prior to such Vesting Date, such Participant received a payment in lieu of notice of termination of employment, whether under a contract of employment, as damages or otherwise.

and “Employment’ has the corresponding meaning.

1.3.16	“Exercise Price” means, (i) with respect to an Option, the price payable by a Participant to purchase one Share on exercise of such Option, which shall not be less than one hundred percent (100%) of the Market Price on the Grant Date of the Option covering such Share, and (ii) with respect to a Tandem SAR, the Exercise Price (as defined in paragraph (i) above) applicable to the Option to which the Tandem SAR relates, in each case subject to adjustment pursuant to Section 5.

1.3.17	“Grant” means a grant or right granted under the Plan consisting of one or more Options, Stock Appreciation Rights, RSUs or PSUs, shares of Restricted Stock or such other award as may be permitted hereunder.

1.3.18	“Grant Agreement” means an agreement between the Corporation and a Participant evidencing a Grant and setting out the terms under which such Grant is made, together with such schedules, amendments, deletions or changes thereto as are permitted under the Plan.

1.3.19	“Grant Date” means the effective date of a Grant.

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1.3.20	“Incentive Stock Option” has the meaning ascribed thereto in Section 422(b) of the Code.

1.3.21	“Insider” means an insider of the Corporation as defined in the rules of the Toronto Stock Exchange Company Manual for the purpose of security based compensation arrangements.

1.3.22	“Market Price” means, with respect to any particular date:

(a)	if the Shares are listed on only one Stock Exchange, the volume weighted average trading price per Share on such Stock Exchange during the immediately preceding five (5) Trading Days;

(b)	if the Shares are listed on more than one Stock Exchange, the “Market Price” as determined in accordance with paragraph (a) above for the primary Stock Exchange on which the greatest volume of trading of the Shares occurred during the immediately preceding twenty (20) Trading Days; and

(c)	if the Shares are not listed for trading on a Stock Exchange, a price which is determined by the Board in good faith to be the fair market value of the Shares.

1.3.23	“Option” means an option to purchase a Share granted by the Board to an Eligible Person in accordance with Section 3 and Section 9.1.

1.3.24	“Parent” means any parent corporation of the Corporation within the meaning of Code Section 424(e), or any successor provision.

1.3.25	“Participant” means an Eligible Person to whom a Grant is made and which Grant or a portion thereof remains outstanding.

1.3.26	“Performance Conditions” means such financial, personal, operational or transaction-based performance criteria as may be determined by the Board in respect of a Grant to any Participant or Participants and set out in a Grant Agreement. Performance Conditions may apply to the Corporation, an Affiliate, the Corporation and its Affiliates as a whole, a business unit of the Corporation or group comprised of the Corporation and some Affiliates or a group of Affiliates, either individually, alternatively or in any combination, and measured either in total, incrementally or cumulatively over a specified performance period, on an absolute basis or relative to a pre-established target or milestone, to previous years’ results or to a designated comparator group, or otherwise, provided that the performance period for measurement or achievement of any such performance criteria (or incremental element thereof) shall in all events exceed one year.

1.3.27	“Performance Period” means, with respect to PSUs, the period specified by the Board for achievement of any applicable Performance Conditions as a condition to Vesting.

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1.3.28	“Plan” means this SciVac Therapeutics Inc. Incentive Plan, including any schedules or appendices hereto, as may be amended from time to time.

1.3.29	“Performance Share Unit” or “PSU” means a right granted to an Eligible Person in accordance with Section 3 and Section 14.1 to receive a Share or the Market Price, as determined by the Board, that generally becomes Vested, if at all, subject to the attainment of certain Performance Conditions and satisfaction of such other conditions to Vesting, if any, as may be determined by the Board.

1.3.30	“Restricted Share Unit” or “RSU” means a right granted to an Eligible Person in accordance with Section 3 and Section 14.1 to receive a Share or the Market Price, as determined by the Board, that generally becomes Vested, if at all, following a period of continuous Employment of the Participant.

1.3.31	“Restricted Stock” means Shares granted to a Participant that are subject to a Restriction (as defined in Section 18).

1.3.32	“Restrictive Covenant” means any obligation of a Participant to the Corporation or an Affiliate to (A) maintain the confidentiality of information relating to the Corporation or the Affiliate and/or its business, (B) not engage in employment or business activities that compete with the business of the Corporation or the Affiliate, (C) not solicit employees or other service providers, customers and/or suppliers of the Corporation or the Affiliate, whether during or after employment with the Corporation or Affiliate, and whether such obligation is set out in a Grant Agreement issued under the Plan or other agreement between the Participant and the Corporation or Affiliate, including, without limitation, an employment agreement, or otherwise, or (D) any other restrictive covenant contained in an applicable Grant Agreement, employment agreement or other Agreement between a Participant and the Corporation or an Affiliate.

1.3.33	“Service Provider” means a person or company, other than an employee, officer or director of the Corporation or an Affiliate, that:

(a)	is engaged to provide, on a bona fide basis, for an initial, renewable or extended period of twelve (12) months or more, services to the Corporation or an Affiliate, other than services provided in relation to a distribution of securities;

(b)	provides the services under a written contract between the Corporation or an Affiliate and the person or company;

(c)	in the reasonable opinion of the Corporation, spends or will spend a significant amount of time and attention on the affairs and business of the Corporation or an Affiliate;

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and includes

(a)	for an individual Service Provider, a corporation of which the individual Service Provider is an employee or shareholder, and a partnership of which the individual Service Provider is an employee or partner; and

(b)	for a Service Provider that is not an individual, an employee, executive officer, or director of the Service Provider, provided that the individual employee, executive officer, or director spends or will spend a significant amount of time and attention on the affairs and business of the Corporation or an Affiliate.

1.3.34	“Share” means a common share in the capital of the Corporation or, in the event of an adjustment contemplated by Section 5.1 hereof, such other security to which a Participant may be entitled upon the exercise or settlement of a Grant as a result of such adjustment.

1.3.35	“Share Unit” means either an RSU or a PSU, as the context requires.

1.3.36	“Stand-Alone SAR” means a Stock Appreciation right that is granted without reference to any related Option.

1.3.37	“Stock Appreciation Right” or “SAR” means a right, granted to an Eligible Person, representing the right to receive payment, in cash, Shares or any combination thereof, as determined by the Board, equal to the excess of the Market Price over the Base Price or Exercise Price, whichever is applicable, on the terms and conditions and calculated in accordance with the provisions of Section 10 hereof.

1.3.38	“Stock Exchange” means the Toronto Stock Exchange and such other stock exchange on which the Shares are listed, or if the Shares are not listed on any stock exchange, then on the over-the-counter market.

1.3.39	“Stock Exchange Rules” means the applicable rules of any Stock Exchange upon which Shares of the Corporation are listed.

1.3.40	“Subsidiary” means, any subsidiary corporation of the Corporation within the meaning of Code Section 424(f), or any successor provision.

1.3.41	“Tandem SAR” means a Stock Appreciation Right attached to an Option, giving the holder, upon Vesting of the Option and Tandem SAR, the right to choose to exercise the Stock Appreciation Right or to exercise the Option.

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1.3.42	“Termination” means (i) the termination of a Participant’s active Employment with the Corporation or an Affiliate (other than in connection with the Participant’s transfer to Employment with the Corporation or another Affiliate), which shall occur on the earlier of the date on which the Participant ceases to render services to the Corporation or Affiliate, as applicable, and the date on which the Corporation or an Affiliate, as applicable, delivers notice of the termination of the Participant’s employment or contract for services, whether such termination is lawful or otherwise, without giving effect to any period of notice or compensation in lieu of notice (except as expressly required by applicable employment standards legislation), but, for greater certainty, a Participant’s absence from active work during a period of vacation, temporary illness, authorized leave of absence, maternity or parental leave or leave on account of Disability shall not be considered to be a “Termination”, and (ii) in the case of a Participant who does not return to active Employment with the Corporation or an Affiliate immediately following a period of absence due to vacation, temporary illness, authorized leave of absence, maternity or parental leave or leave on account of Disability, such cessation shall be deemed to occur on the last day of such period of absence (provided, in each case, that, in the case of a US Taxpayer, the Termination constitutes a “Separation From Service”, within the meaning of Section 409A of the Code), and “Terminated” and “Terminates” shall be construed accordingly.

1.3.43	“Time Vesting” means any conditions relating to the passage of time or continued service with the Corporation or an Affiliate for a period of time in respect of a Grant, as may be determined by the Board.

1.3.44	“Trading Day” means a day on which the Stock Exchange is open for trading and on which the Shares actually traded.

1.3.45	“US Taxpayer” means an individual who is subject to tax under the Code in respect of any amounts payable or Shares deliverable under this Plan.

1.3.46	“Vested” means, with respect to any Option, SAR, Share Unit, share of Restricted Stock or other award included in a Grant, that the applicable conditions with respect to Time Vesting, achievement of Performance Conditions and/or any other conditions established by the Board have been satisfied or, to the extent permitted under the Plan, waived, whether or not the Participant’s rights with respect to such Grant may be conditioned upon prior or subsequent compliance with any Restrictive Covenants (and any applicable derivative term shall be construed accordingly).

1.3.47	“Vesting Date” means the date on which the applicable Time Vesting, Performance Conditions and/or any other conditions for an Option, SAR, Share Unit, share of Restricted Stock or other award included in a Grant becoming Vested are met, deemed to have been met or waived as contemplated in Section 3.1.

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2.	CONSTRUCTION AND INTERPRETATION

2.1	Gender, Singular, Plural.

In the Plan, references to the masculine include the feminine; and references to the singular shall include the plural and vice versa, as the context shall require.

2.2	Severability.

If any provision or part of the Plan is determined to be void or unenforceable in whole or in part, such determination shall not affect the validity or enforcement of any other provision or part thereof.

2.3	Headings, Sections and Parts.

Headings wherever used herein are for reference purposes only and do not limit or extend the meaning of the provisions herein contained. A reference to a section or schedule shall, except where expressly stated otherwise, mean a section or schedule of the Plan, as applicable. The Plan is divided into four Parts. Part I contains provisions of general application to all Grants; Part II applies specifically to Options and SARs; Part III applies specifically to Share Units; and Part IV applies specifically to Restricted Stock and other Share-based awards.

3.	ADMINISTRATION

3.1	Administration by the Board.

The Plan shall be administered by the Board in accordance with its terms and subject to Applicable Law. Subject to and consistent with the terms of the Plan, in addition to any authority of the Board specified under any other terms of the Plan, the Board shall have full and complete discretionary authority to:

(a)	interpret the Plan and Grant Agreements;

(b)	prescribe, amend and rescind such rules and regulations and make all determinations necessary or desirable for the administration and interpretation of the Plan and instruments of grant evidencing Grants;

(c)	determine those Eligible Persons who may receive Grants as Participants, grant one or more Grants to such Participants and approve or authorize the applicable form and terms of the related Grant Agreement;

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(d)	determine the terms and conditions of Grants granted to any Participant, including, without limitation, as applicable (i) Grant Value and the number of Shares subject to a Grant, (ii) the Exercise Price or Base Price for Shares subject to a Grant, (iii) the conditions to the Vesting of a Grant or any portion thereof, including, as applicable, the period for achievement of any applicable Performance Conditions as a condition to Vesting and conditions pertaining to compliance with Restrictive Covenants, and the conditions, if any, upon which Vesting of any Grant or any portion thereof will be waived or accelerated without any further action by the Board, (iv) the circumstances upon which a Grant or any portion thereof shall be forfeited, cancelled or expire, including in connection with the breach by a Participant of any Restrictive Covenant, (v) the consequences of a Termination with respect to a Grant, (vi) the manner of exercise or settlement of the Vested portion of a Grant, (vii) whether, and the terms upon which, a Grant may be settled in cash, newly issued Shares or a combination thereof, and (viii) whether, and the terms upon which, any Shares delivered upon exercise or settlement of a Grant must be held by a Participant for any specified period of time;

(e)	determine whether, and the extent to which, any Performance Conditions or other conditions applicable to the Vesting of a Grant have been satisfied or shall be waived or modified;

(f)	make such rules, regulations and determinations as it deems appropriate under the Plan in respect of any leave of absence or disability of any Participant. Without limiting the generality of the foregoing, the Board shall be entitled to determine:

(i)	whether or not any such leave of absence shall constitute a Termination within the meaning of the Plan;

(ii)	the impact, if any, of any such leave of absence on Grants issued under the Plan made to any Participant who takes such leave of absence (including, without limitation, whether or not such leave of absence shall cause any Grants to expire and the impact upon the time or times such Grants shall be exercisable);

provided that, with respect to Options that are intended to be Incentive Stock Options, the treatment of any such leave of absence shall comply with Code Section 422 and the regulations issued thereunder;

(g)	amend the terms of any Grant Agreement or other documents evidencing Grants; and

(h)	determine whether, and the extent to which, adjustments shall be made pursuant to Section 5 and the terms of such adjustments.

3.2	All determinations, interpretations, rules, regulations, or other acts of the Board respecting the Plan or any Grant shall be made in its sole discretion and shall be conclusively binding upon all persons.

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3.3	The Board may prescribe terms for Grant Agreements in respect of Eligible Persons who are subject to the laws of a jurisdiction other than Canada in connection with their participation in the Plan that are different than the terms of the Grant Agreements for Eligible Persons who are subject to the laws of Canada in connection with their participation in the Plan, and/or deviate from the terms of the Plan set out herein, for purposes of compliance with Applicable Law in such other jurisdiction or where, in the Board’s opinion, such terms or deviations are necessary or desirable to obtain more advantageous treatment for the Corporation, an Affiliate or the Eligible Person in respect of the Plan under the Applicable Law of the other jurisdiction.

Notwithstanding the foregoing, the terms of any Grant Agreement authorized pursuant to this Section 3.3 shall be consistent with the Plan to the extent practicable having regard to the Applicable Law of the jurisdiction in which such Grant Agreement is applicable and in no event shall contravene the Applicable Law of Canada.

3.4	The Board may, in its discretion, subject to Applicable Law, delegate its powers, rights and duties under the Plan, in whole or in part, to a committee of the Board, a person or persons, as it may determine, from time to time, on terms and conditions as it may determine, except that the Board shall not, and shall not be permitted to delegate any such powers, rights or duties (i) with respect to the grant, amendment, administration or settlement of any Grant to the extent delegation is not consistent with Applicable Law and any such purported delegation or action shall not be given effect, and (ii) provided that the composition of the committee of the Board, person or persons, as the case may be, shall comply with Applicable Law. In addition, provided it complies with the foregoing, the Board may appoint or engage a trustee, custodian or administrator to administer or implement the Plan or any aspect of it.

4.	SHARE RESERVE

4.1	Subject to Section 4.4 and any adjustment pursuant to Section 5.1, the aggregate number of Shares that may be issued pursuant to Grants made under the Plan together with any other security-based compensation arrangement of the Corporation, shall not exceed ten percent (10%) of the aggregate issued and outstanding Shares from time to time (on a non-diluted basis).

4.2	The aggregate number of Shares reserved for issuance to any one Participant under the Plan, together with all other security based compensation arrangements of the Corporation, must not exceed five percent (5%) of the aggregate issued and outstanding Shares (on a non-diluted basis).

4.3	The maximum number of Shares of the Corporation

(a)	issued to Insiders within any one year period, and

(b)	issuable to Insiders, at any time,

under the Plan, or when combined with all of the Corporation’s other security based compensation arrangements, shall not exceed ten percent (10%) of the number of the aggregate issued and outstanding Shares.

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4.4	For purposes of computing the total number of Shares available for grant under the Plan or any other security based compensation arrangement of the Corporation, Shares subject to any Grant (or any portion thereof) that is forfeited, surrendered, cancelled or otherwise terminated prior to the issuance of such Shares shall again be available for grant under the Plan.

5.	Alteration of Capital And Change In Control

5.1	Notwithstanding any other provision of the Plan, and subject to Applicable Law, in the event of any change in the Shares by reason of any dividend (other than dividends in the ordinary course), split, recapitalization, reclassification, amalgamation, arrangement, merger, consolidation, combination or exchange of Shares or distribution of rights to holders of Shares or any other relevant changes to the authorized or issued capital of the Corporation, if the Board shall determine that an equitable adjustment should be made, such adjustment shall, subject to Applicable Law, be made by the Board to (i) the number of Shares subject to the Plan; (ii) the securities into which the Shares are changed or are convertible or exchangeable; (iii) any Options and/or Stock Appreciation Rights then outstanding; (iv) the Exercise Price and/or Base Price, as appropriate in respect of such Options and/or Stock Appreciation Rights; and/or (v) with respect to the number of Share Units outstanding under the Plan, and any such adjustment shall be conclusive and binding for all purposes of the Plan.

5.2	No adjustment provided for pursuant to Section 5.1 shall require the Corporation to issue fractional Shares in satisfaction of its obligations under the Plan. Any fractional interest in a Share that would, except for the provisions of this Section 5.2, be deliverable upon the exercise of any Grant shall be cancelled and not deliverable by the Corporation.

5.3	In the event of a Change in Control prior to the Vesting of a Grant, and subject to the terms of a Participant’s written employment agreement or contract for services with the Corporation or an Affiliate and the applicable Grant Agreement, the Board shall have full authority to determine in its sole discretion the effect, if any, of a Change in Control on the Vesting, exercisability, settlement, payment or lapse of restrictions applicable to a Grant, which effect may be specified in the applicable Grant Agreement or determined at a subsequent time. Subject to Applicable Law, rules and regulations, the Board shall, at any time prior to, coincident with or after the effective time of a Change in Control, take such actions as it may consider appropriate, including, without limitation: (i) provide for the acceleration of any Vesting or exercisability of a Grant; (ii) provide for the deemed attainment of Performance Conditions relating to a Grant; (iii) provide for the lapse of restrictions relating to a Grant; (iv) provide for the assumption, substitution, replacement or continuation of any Grant by a successor or surviving corporation (or a parent or subsidiary thereof) with cash, securities, rights or other property to be paid or issued, as the case may be, by the successor or surviving corporation (or a parent or subsidiary thereof); (v) provide that that a Grant shall terminate or expire unless exercised or settled in full on or before a date fixed by the Board; or (vi) terminate or cancel any outstanding Grant in exchange for a cash payment (provided that, if as of the date of the Change in Control, the Board determines that no amount would have been realized upon the exercise or settlement of the Grant, then the Grant may be cancelled by the Corporation without payment of consideration).

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6.	clawback

6.1	Clawback.

It is a condition of each Grant that if:

(i)	the Participant fails to comply with any applicable Restrictive Covenant;

(ii)	the Participant is terminated for Cause, or the Board reasonably determines after employment termination that the Participant’s employment could have been terminated for Cause;

(iii)	the Board reasonably determines that the Participant engaged in conduct that causes material financial or reputational harm to the Corporation or its Affiliates, or engaged in gross negligence, willful misconduct or fraud in respect of the performance of the Participant’s duties for the Corporation or an Affiliate of the Corporation; or

(iv)	the Corporation’s financial statements (the “Original Statements”) are required to be restated (other than solely as a result of a change in accounting policy by the Corporation or under International Financial Reporting Standards applicable to the Corporation) and such restated financial statements (the “Restated Statements”) disclose, in the opinion of the Board acting reasonably, materially worse financial results than those contained in the Original Statements, then the Board may, in its sole discretion, to the full extent permitted by governing law and to the extent it determines that such action is in the best interest of the Corporation, and in addition to any other rights that the Corporation or an Affiliate may have at law or under any agreement, take any or all of the following actions, as applicable:

(a)	require the Participant to reimburse the Corporation for any amount paid to the Participant in respect of a Grant in cash in excess of the amount that should otherwise have been paid in respect of such Grant had the determination of such compensation been based upon the Restated Statements in the event clause (iv) above is applicable, or that was paid in the twelve (12) months prior to (x) the date on which the Participant fails to comply with a Restrictive Covenant, (y) the date on which the Participant’s employment is terminated for Cause, or the Board makes a determination under paragraph (ii) or (iii) above, less, in any event, the amount of tax withheld pursuant to the Income Tax Act (Canada) or other relevant taxing authority in respect of the amount paid in cash in the year of payment;

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(b)	reduce the number or value of, or cancel and terminate, any one or more unvested Grants of Options, Share Units or SARs on or prior to the applicable maturity or Vesting Dates, or cancel or terminate any outstanding Grants which have Vested in the twelve (12) months prior to (x) the date on which the Participant fails to comply with a Restrictive Covenant, (y) the date on which the Participant’s employment is terminated for Cause or the Board makes a determination under paragraph (ii) or (iii) above, or (z) the date on which the Board determines that the Corporation’s Original Statements are required to be restated, in the event paragraph (iv) above applies (each such date provided for in clause (x), (y) and (z) of this paragraph (b) being a “Relevant Equity Recoupment Date”); and/or

(c)	require payment to the Corporation of the value of any Shares of the Corporation acquired by the Participant pursuant to a Grant in the twelve (12) months prior to a Relevant Equity Recoupment Date (less any amount paid by the Participant to acquire such Shares and less the amount of tax withheld pursuant to the Income Tax Act (Canada) or other relevant taxing authority in respect of such Shares).

7.	MISCELLANEOUS

7.1	Compliance with Laws and Policies.

The Corporation’s obligation to make any payments or deliver (or cause to be delivered) any Shares hereunder is subject to compliance with Applicable Law. Each Participant shall acknowledge and agree (and shall be conclusively deemed to have so acknowledged and agreed by participating in the Plan) that the Participant will, at all times, act in strict compliance with Applicable Law and all other laws and any policies of the Corporation applicable to the Participant in connection with the Plan including, without limitation, furnishing to the Corporation all information and undertakings as may be required to permit compliance with Applicable Law.

7.2	Withholdings.

So as to ensure that the Corporation or an Affiliate, as applicable, will be able to comply with the applicable obligations under any federal, provincial, state or local law relating to the withholding of tax or other required deductions, the Corporation or the Affiliate shall withhold or cause to be withheld from any amount payable to a Participant, either under this Plan, or otherwise, such amount as may be necessary to permit the Corporation or the Affiliate, as applicable, to so comply. The Corporation and any Affiliate may also satisfy any liability for any such withholding obligations, on such terms and conditions as the Corporation may determine in its sole discretion, by (a) selling on such Participant’s behalf, or requiring such Participant to sell, any Shares, and retaining any amount payable which would otherwise be provided or paid to such Participant in connection with any such sale, or (b) requiring, as a condition to the delivery of Shares hereunder, that such Participant make such arrangements as the Corporation may require so that the Corporation and its Affiliates can satisfy such withholding obligations, including requiring such Participant to remit an amount to the Corporation or an Affiliate in advance, or reimburse the Corporation or any Affiliate for, any such withholding obligations.

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7.3	No Right to Continued Employment.

Nothing in the Plan or in any Grant Agreement entered into pursuant hereto shall confer upon any Participant the right to continue in the employ or service of the Corporation or any Affiliate, to be entitled to any remuneration or benefits not set forth in the Plan or a Grant Agreement or to interfere with or limit in any way the right of the Corporation or any Affiliate to terminate Participant’s employment or service arrangement with the Corporation or any Affiliate.

7.4	No Additional Rights.

Neither the designation of an individual as a Participant nor the Grant of any Options, SARs, Share Units, Restricted Stock or other award to any Participant entitles any person to the Grant, or any additional Grant, as the case may be, of any Options, SARs, Share Units, Restricted Stock or other award under the Plan. For greater certainty, the Board’s decision to approve a Grant in any period shall not require the Board to approve a Grant to any Participant in any other period; nor shall the Board’s decision with respect to the size or terms and conditions of a Grant in any period require it to approve a Grant of the same or similar size or with the same or similar terms and conditions to any Participant in any other period. The Board shall not be precluded from approving a Grant to any Participant solely because such Participant may have previously received a Grant under this Plan or any other similar compensation arrangement of the Corporation or an Affiliate. No Eligible Person has any claim or right to receive a Grant except as may be provided in a written employment or services agreement between an Eligible Person and the Corporation or an Affiliate.

7.5	Amendment, Termination.

The Plan and any Grant made pursuant to the Plan may be amended, modified or terminated by the Board without approval of shareholders, provided that no amendment to the Plan or Grants made pursuant to the Plan may be made without the consent of a Participant if it adversely alters or impairs the rights of the Participant in respect of any Grant previously granted to such Participant under the Plan, except that Participant consent shall not be required where the amendment is required for purposes of compliance with Applicable Law. For greater certainty, the Plan may not be amended without shareholder approval in accordance with the requirements of the Stock Exchange to do any of the following:

(a)	increase in the maximum number of Shares issuable pursuant to the Plan and as set out in Section 4.1;

(b)	reduce the Exercise Price of an outstanding Option or the Base Price of a Stand-Alone SAR, including a cancellation of a Grant of an Option and re-grant within six (6) months of an Option in conjunction therewith constituting a reduction of the Exercise Price of the Option;

(c)	extend the maximum term of any Grant made under the Plan;

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(d)	amend the assignment provisions contained in Section 7.11 or Section 12;

(e)	increase the number of Shares that may be issued or issuable to Insiders above the restriction or deleting the restriction on the number of Shares that may be issued or issuable to Insiders contained in Section 4.3;

(f)	include other types of equity compensation involving the issuance of Shares under the Plan;

(g)	cause Incentive Stock Options to fail to meet the requirements of Code Section 422; or

(h)	amend this Section 7.5 to amend or delete any of (a) through (h) above or grant additional powers to the Board to amend the Plan or entitlements without shareholder approval.

For greater certainty and without limiting the foregoing, shareholder approval shall not be required for the following amendments and the Board may make the following changes without shareholder approval, subject to any regulatory approvals including, where required, the approval of any Stock Exchange:

(i)	amendments of a “housekeeping” nature;

(j)	a change to the Vesting provisions of any Grants;

(k)	a change to the termination provisions of any Grant that does not entail an extension beyond the original term of the Grant; or

(l)	amendments to the provisions relating to a Change in Control.

7.6	Currency. Except where the context otherwise requires, all references in the Plan to currency refer to lawful Canadian currency. Any amounts required to be determined under this Plan that are denominated in a currency other than Canadian dollars shall be converted to Canadian dollars at the applicable Bank of Canada noon rate of exchange on the date as of which the amount is required to be determined.

7.7	Administration Costs.

The Corporation will be responsible for all costs relating to the administration of the Plan.

7.8	Designation of Beneficiary.

Subject to the requirements of Applicable Law, a Participant may designate a Beneficiary, in writing, to receive any benefits that are provided under the Plan upon the death of such Participant. The Participant may, subject to Applicable Law, change such designation from time to time. Such designation or change shall be in such form as may be prescribed by the Board from time to time. A Beneficiary designation under this Section 7.8 and any subsequent changes thereto shall be filed with the General Counsel of the Corporation.

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7.9	Governing Law.

The Plan and any Grants pursuant to the Plan shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein, and with respect to Participants who are US Taxpayers, with the Code and applicable federal laws of the US. The Board may provide that any dispute to any Grant shall be presented and determined in such forum as the Board may specify, including through binding arbitration. Any reference in the Plan, in any Grant Agreement issued pursuant to the Plan or in any other agreement or document relating to the Plan to a provision of law or rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability. To the extent applicable, with respect to Participants who are US Taxpayers, this Plan shall be interpreted in accordance with the requirements of Code Sections 409A and the regulations, notices, and other guidance of general applicability issued thereunder.

7.10	Assignment.

The Plan shall inure to the benefit of and be binding upon the Corporation, its successors and assigns.

7.11	Transferability.

7.11.1	Unless otherwise provided in the Plan or in the applicable Grant Agreement in accordance with Section 7.11.2, no Grant, and no rights or interests therein, shall or may be assigned, transferred, sold, exchanged, encumbered, pledged or otherwise hypothecated or disposed of by a Participant other than by testamentary disposition by the Participant or the laws of intestate succession. No such interest shall be subject to execution, attachment or similar legal process including without limitation seizure for the payment of the Participant’s debts, judgments, alimony or separate maintenance.

7.11.2	Notwithstanding the foregoing, with respect to Participants who are not US Taxpayers, the Board may provide in the applicable Grant Agreement that a Grant is transferable or assignable (a) in the case of a transfer without the payment of any consideration, to the Participant’s spouse, former spouse, children, stepchildren, grandchildren, parent, stepparent, grandparent, sibling, persons having one of the foregoing types of relationship with a Participant due to adoption and any entity in which these persons (or the Participant) own more than fifty percent (50%) of the voting interests and (b) to an entity in which more than fifty percent (50%) voting interests are owned by these persons (or the Participant) in exchange for an interest in that entity. Following any such transfer or assignment, the Grant shall remain subject to substantially the same terms applicable to the Grant while held by the Participant to whom it was granted, as modified as the Board shall determine appropriate, and, as a condition to such transfer, the transferee shall execute an agreement agreeing to be bound by such terms. Any purported assignment or transfer that does not qualify under this Section 7.11.2 shall be void and unenforceable against the Corporation.

8.	EFFECTIVE DATE

8.1	The Plan is established effective [●], 2015.

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PART II – OPTIONS AND SARS

9.	Options

9.1	The Corporation may, from time to time, make one or more Grants of Options to Eligible Persons on such terms and conditions, consistent with the Plan, as the Board shall determine. In granting such Options, subject to the provisions of the Plan, the Corporation shall specify,

(a)	the maximum number of Shares which the Participant may purchase under the Options;

(b)	the Exercise Price at which the Participant may purchase his or her Shares under the Options;

(c)	the term of the Options, to a maximum of ten years from the Grant Date of the Options, the Vesting period or periods within this period during which the Options or a portion thereof may be exercised by a Participant and any other Vesting conditions (including Performance Conditions); and

(d)	any Tandem SARs that are granted with respect to such Options.

9.2	The Exercise Price for each Share subject to an Option shall be fixed by the Board but under no circumstances shall any Exercise Price be less than one hundred percent (100%) of the Market Price on the Grant Date of such Option.

9.3	Unless otherwise designated by the Board in the applicable Grant Agreement, twenty five percent (25%) of the Options included in a Grant shall Vest on each of the first four anniversaries of the Grant Date and, subject to Section 9.5, any such Options shall expire on the tenth anniversary of the Grant Date (unless exercised or terminated earlier in accordance with the terms of the Plan or the Grant Agreement).

9.4	Subject to the provisions of the Plan and the terms governing the granting of the Option, and subject to payment or other satisfaction of all related withholding obligations in accordance with Section 7.2 hereof, Vested Options or a portion thereof may be exercised from time to time by delivery to the Corporation at its registered office of a notice in writing signed by the Participant or the Participant’s legal personal representative, as the case may be, and addressed to the Corporation. This notice shall state the intention of the Participant or the Participant’s legal personal representative to exercise the said Options and the number of Shares in respect of which the Options are then being exercised and must be accompanied by payment in full of the Exercise Price under the Options which are the subject of the exercise. On the exercise of an Option, any related Tandem SAR shall be cancelled.

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9.5	If the normal expiry date of any Option, other than an Incentive Stock Option, falls within any Blackout Period or within ten business days (being a day other than a Saturday, Sunday or other than a day when banks in Vancouver, British Columbia are not generally open for business) following the end of any Blackout Period, then the expiry date of such Option shall, without any further action, be extended to the date that is ten business days following the end of such Blackout Period. The foregoing extension applies to all Options whatever the Grant Date (other than Incentive Stock Options and other than an extension beyond the original term of the Options in the case of Options held by a US Taxpayer) and shall not be considered an extension of the term of the Options as referred to in Section 7.5 hereof.

9.6	Notwithstanding anything in this Plan to the contrary, for Options that are intended to qualify as Incentive Stock Options and granted to a US Taxpayer, the following additional provisions will apply:

(a)	Except as permitted by Code Section 424(a), or any successor provision, the Exercise Price per Share shall not be less than one hundred percent (100%) of the per Share Market Price on the Effective Date of the Incentive Stock Option; provided, however, that if a Participant owns shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Corporation or of its Parent or any Subsidiary, the Exercise Price per Share of an Incentive Stock Option granted to such Participant shall not be less than one hundred ten percent (110%) of the Market Price on the Effective Date of the Incentive Stock Option.

(b)	Except as permitted by Code Section 424(a), in no event shall any Incentive Stock Option be exercisable during a term of more than ten (10) years after the Effective Date of the Incentive Stock Option; provided, however, that if a Participant owns shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Corporation or of its Parent or any Subsidiary, the Incentive Stock Option granted to such Participant shall be exercisable during a term of not more than five (5) years after the Effective Date.

(c)	The Corporation or its Affiliate shall be entitled to withhold and deduct from any future payments to the Participant all legally required amounts necessary to satisfy any and all withholding and employment-related taxes attributable to the Participant’s exercise of an Incentive Stock Option or a “disqualifying disposition” of Shares acquired through the exercise of an Incentive Stock Option as defined in Code Section 421(b) or require the Participant to remit an amount sufficient to satisfy such withholding requirements, or any combination thereof.

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(d)	Notwithstanding any other provision of the Plan, the aggregate fair market value (determined as of the Effective Date of the Incentive Stock Option) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under the Plan and any other “incentive stock option” plans of the Corporation or any Affiliate, shall not exceed US$100,000 (or such other amount as may be prescribed by the Code from time to time); provided, however, that if the exercisability or Vesting of an Incentive Stock Option is accelerated as permitted under the provisions of the Plan and such acceleration would result in a violation of the limit imposed by this Section 9.6 (d), such acceleration shall be of full force and effect but the number of Shares that exceed such limit shall be treated as having been granted pursuant to a Nonqualified Stock Option; and provided, further, that the limits imposed by this Section 9.6 (d) shall be applied to all outstanding Incentive Stock Options under the Plan and any other “incentive stock option” plans of the Corporation or any Affiliate in chronological order according to the dates of grant.

(e)	The Grant Agreement in respect of any Incentive Stock Option shall contain such other limitations and restrictions upon the exercise of the Incentive Stock Option as the Board shall deem necessary to ensure that such Incentive Stock Option will be considered an “incentive stock option” as defined in Code Section 422 or to conform to any change therein.

(f)	One hundred percent (100%) of the Shares reserved and available under the Plan pursuant to Section 4.1 shall constitute the maximum aggregate number of Shares that may be issued through Incentive Stock Options.

10.	Stock Appreciation Rights

10.1	The Board may from time to time make one or more Grants of Stock Appreciation Rights to Eligible Persons on such terms and conditions, consistent with the Plan, as the Board shall determine.

10.2	Tandem SARs may be granted at or after the Grant Date of the related Options, and each Tandem SAR shall be subject to the same terms and conditions and denominated in the same currency as the Option to which it relates and the additional terms and conditions set forth in this Section 10.

10.3	On exercise of a Tandem SAR, the related Option shall be cancelled and the Participant shall be entitled to an amount in settlement of such Tandem SAR calculated and in such form as provided in Section 10.8 below.

10.4	Tandem SARs may be exercised only if and to the extent the Options related thereto are then Vested and exercisable and shall be exercised in accordance with such procedures as may be established by the Board. For greater certainty, upon the expiry or forfeiture of the Option to which a Tandem SAR is attached, including in connection with a Participant’s Termination, as provided in Section 11, such Tandem SAR shall also expire or be forfeited, as the case may be.

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10.5	Stand-Alone SARs granted under the Plan shall become Vested at such times, in such installments and subject to the terms and conditions of this Plan (including satisfaction of Performance Conditions and/or continued employment) as may be determined by the Board and set forth in the applicable Grant Agreement. For greater certainty, except as set out in a Grant Agreement in respect of the Stand-Along SAR, no Stand-Alone SAR granted to a Participant shall Vest after the Participant’s Termination and any Stand-Alone SARs that are outstanding on the Participant’s date of Termination shall be forfeited and cancelled as of such date.

10.6	The Base Price for each Stand-Alone SAR shall not be less that one hundred percent of the Market Price on the Grant Date of such Stand-Alone SAR.

10.7	Unless the Board determines otherwise, Stand-Alone SARs covered by a Grant shall, when and to the extent Vested, be settled by payment in cash of the amount determined in accordance with Section 10.8.

10.8	Upon exercise thereof, or the settlement thereof in accordance with Section 10.7, and subject to payment or other satisfaction of all related withholding obligations in accordance with Section 7.2 hereof, Stock Appreciation Rights (and, in the case of Tandem SARs, the related Options) shall be settled by payment in cash, of an amount, or the delivery of Shares or a combination of cash and Shares, as determined by the Board with an aggregate value equal to the product of:

(A) the excess of the Market Price on the date of exercise over the Exercise Price or Base Price under the applicable Stock Appreciation Right,

multiplied by

(B) the number of Stock Appreciation Rights exercised or settled.

10.9	Any cash payment in settlement of a Stand-Alone SAR shall be payable in Canadian dollars. Any cash payment in settlement of a Tandem SAR shall be payable in the currency as the option to which it relates. Any portion of a Stock Appreciation Right that is to be settled in Shares shall be settled by delivery of the number of Shares having a Market Price on the date of exercise equal to the portion of the amount determined in accordance with Section 10.8 being settled, rounded down to the nearest whole Share.

10.10	If the normal expiry date of any Stock Appreciation Right falls within any Blackout Period or within ten business days (being a day other than a Saturday, Sunday or other than a day when banks in Vancouver, British Columbia are not generally open for business) following the end of any Blackout Period, then the expiry date of such Stock Appreciation Right shall, without any further action, be extended to the date that is ten business days following the end such Blackout Period. The foregoing extension applies to all SARs whatever, other than Tandem SARs attached to Options of a US Taxpayer which shall be governed by the provisions of Section 9.5 that apply to the related Options, and shall not be considered an extension of the term of the SARs as referred to in Section 7.5 hereof.

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11.	Termination of Employment and Death of a Participant – Options and Tandem SARs

11.1	Outstanding Options held by a Participant (or the executors or administrators of such Participant’s estate, any person or persons who acquire the right to exercise Options directly from the Participant by bequest or inheritance or any other permitted transferee of the Participant under Section 12 hereof) as of the Participant’s date of Termination shall be subject to the provisions of this Section 11, as applicable; except that, in all events, the period for exercise of Options shall end no later than the last day of the maximum term thereof established under Section 9.1(c), 9.5, 9.6(b) or 11.5, as the case may be.

11.2	Subject to the applicable Grant Agreement, Section 11.1 and Section 11.6, in the case of a Participant’s Termination due to death, or in the case of the Participant’s Disability (i) those of the Participant’s outstanding Options that were granted prior to the year that includes the Participant’s date of death or Disability Date, as the case may be, that have not become Vested prior to such date of death or Disability Date shall continue to Vest and, upon Vesting, be exercisable during the thirty-six (36) month period following such date of death or Disability Date, as the case may be, as if the Participant had remained Employed throughout such period and (ii) those of the Participant’s outstanding Options that have become Vested prior to the Participant’s date of death or Disability Date shall continue to be exercisable during the thirty-six (36) month period following the such date of death or Disability Date, as the case may be.

The number of Options granted to a Participant in the year that includes the Participant’s date of death or Disability Date that remain eligible to Vest following such date of death or Disability Date (the “Special Pro Rated Options”) shall be determined by the formula A x B/C where:

A	equals the total number of Options included in the Grant that have not previously Vested,

B	equals the total number of days between January 1 of the year that includes the Grant Date of such Grant and the Participant’s date of death or Disability Date, and

C	365.

The Special Pro Rated Options shall continue to Vest and, upon Vesting, be exercisable during the thirty-six (36) month period following the Participant’s date of death or Disability Date, as the case may be as if the Participant had remained Employed throughout such period. The balance of the Options granted to a Participant in the year that includes the Participant’s date of death or Disability Date that are not Special Pro Rated Options shall be forfeited and cancelled as of the Participant’s date of death or Disability Date, as the case may be.

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11.3	Subject to the applicable Grant Agreement, Section 11.1 and Section 11.6, in the case of a Participant’s Termination due to the termination of the Participant’s employment or termination of the Participant’s contract for services by the Corporation or an Affiliate without Cause, (i) those of the Participant’s outstanding Options that have not become Vested prior to the Participant’s Termination shall continue to Vest and, upon Vesting, be exercisable during the one hundred and twenty (120) day period following the Participant’s Termination as if the Participant had remained Employed throughout such period, and (ii) those of the Participant’s outstanding Options that have become Vested prior to the Participant’s Termination shall continue to be exercisable during the one hundred and twenty (120) day period following the Participant’s Date of Termination.

11.4	Subject to the applicable Grant Agreement and Section 11.6, in the case of a Participant’s Termination due to the Participant’s resignation (including the voluntary withdrawal of services by a Participant who is not an employee under Applicable Law), (i) those of the Participant’s outstanding Options that have not become Vested prior to the date on which the Participant provides notice to the Corporation of his or her resignation shall be forfeited and cancelled as of such date, and (ii) those of the Participant’s outstanding Options that have become Vested prior to the date on which the Participant provides notice to the Corporation of his or her resignation shall continue to be exercisable during the ninety (90) day period following the Participant’s date of Termination.

11.5	Notwithstanding the foregoing, with respect to any Option that is intended to be an Incentive Stock Option, such Option shall not be exercisable for a period that is longer than (i) three (3) months from the date of the Participant’s Termination for any reason other than death or disability (as defined in Code Section 22(e)), or (ii) twelve (12) months from the Participant’s Termination due to disability (as defined in Code Section 22(e)) or death.

11.6	In addition to the Board’s rights under Section 3.1, the Board may, at the time of a Participant’s Termination or Disability Date, extend the period for exercise of some or all of the Participant’s Options, but not beyond the original expiry date, and/or allow for the continued Vesting of some or all of the Participant’s Options during the period for exercise or a portion of it. Options that are not exercised prior to the expiration of the exercise period, including any extended exercise period authorized pursuant to this Section 11.6, following a Participant’s date of Termination or Disability Date, as the case may be, shall automatically expire on the last day of such period.

11.7	Notwithstanding any other provision hereof or in any Grant Agreement, in the case of a Participant’s termination of employment or termination of the Participant’s contract for services for Cause, any and all then outstanding unvested Options granted to the Participant shall be immediately forfeited and cancelled, without any consideration therefore, as of the commencement of the day that notice of such termination is given.

11.8	For greater certainty, a Participant shall have no right to receive Shares or a cash payment, as compensation, damages or otherwise, with respect to any Options that do not become Vested or that are not exercised before the date on which the Options expire.

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12.	Transferability of OPtions – us taxpayer

12.1	Notwithstanding Section 7.11, with respect to Participants who are US Taxpayers, no Incentive Stock Option shall be transferable by the Participant, in whole or in part, other than by will or by the laws of descent and distribution. If the Participant shall attempt any transfer of any Incentive Stock Option, such transfer shall be void and the Incentive Stock Option shall terminate.

12.2	Further, with respect to Participants who are US Taxpayers, Options that are not Incentive Stock Options shall be transferable, in whole or in part, by the Participant by will or by the laws of descent and distribution. In addition, the Board may, in its sole discretion, permit the Participant to transfer any or all such Options to any member of the Participant’s “immediate family” as such term is defined in Rule 16a-1(e), or any successor provision, of the Securities Exchange Act of 1934, as amended, or to one or more trusts whose beneficiaries are members of such Participant’s “immediate family” or partnerships in which such family members are the only partners; provided, however, that the Participant cannot receive any consideration for the transfer and such transferred Stock Option shall continue to be subject to the same terms and conditions as were applicable to such Option immediately prior to its transfer.

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PART III – SHARE UNITS

13.	DEFINITIONS

13.1	“Grant Value” means the dollar amount allocated to an Eligible Person in respect of a Grant of Share Units as contemplated by Section 3.

13.2	“Share Unit Account” has the meaning set out in Section 15.1.

13.3	“Valuation Date” means the date as of which the Market Value is determined for purposes of calculating the number of Share Units included in a Grant, which unless otherwise determined by the Board shall be the Grant Date.

13.4	“Vesting Period” means, with respect to a Grant of Share Units, the period specified by the Board, commencing on the Grant Date and ending on the last Vesting Date for such Share Units.

14.	Eligibility and Grant Determination

14.1	The Board may from time to time make one or more Grants of Share Units to Eligible Persons on such terms and conditions, consistent with the Plan, as the Board shall determine, provided that, in determining the Eligible Persons to whom Grants are to be made and the Grant Value for each Grant, the Board shall take into account the terms of any written employment agreement or contract for services between an Eligible Person and the Corporation or any Affiliate and may take into account such other factors as it shall determine in its sole and absolute discretion.

14.2	The Board shall determine the Grant Value and the Valuation Date (if not the Grant Date) for each Grant under this Part III. The number of Share Units to be covered by each such Grant shall be determined by dividing the Grant Value for such Grant by the Market Value of a Share as at the Valuation Date for such Grant, rounded up to the next whole number.

14.3	Each Grant Agreement issued in respect of Share Units shall set forth, at a minimum, the type of Share Units and Grant Date of the Grant evidenced thereby, the number of RSUs or PSUs subject to such Grant, the applicable Vesting conditions, the applicable Vesting Period(s) and the treatment of the Grant upon Termination and may specify such other terms and conditions consistent with the terms of the Plan as the Board shall determine or as shall be required under any other provision of the Plan. The Board may include in a Grant Agreement under this Part III terms or conditions pertaining to confidentiality of information relating to the Corporation’s operations or businesses which must be complied with by a Participant including as a condition of the grant or Vesting of Share Units.

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15.	ACCOUNTS AND DIVIDEND EQUIVALENTS

15.1	Share Unit Account.

An account, called a “Share Unit Account”, shall be maintained by the Corporation, or an Affiliate, as specified by the Board, for each Participant who has received a Grant of Share Units and will be credited with such Grants of Share Units as are received by a Participant from time to time pursuant to Section 14 and any dividend equivalent Share Units pursuant to Section 15.2. Share Units that fail to Vest to a Participant and are forfeited pursuant to Section 16, or that are paid out to the Participant or his or her Beneficiary, shall be cancelled and shall cease to be recorded in the Participant’s Share Unit Account as of the date on which such Share Units are forfeited or cancelled under the Plan or are paid out, as the case may be. For greater certainty, where a Participant is granted both RSUs and PSUs, such RSUs and PSUs shall be recorded separately in the Participant’s Share Unit Account.

15.2	Dividend Equivalent Share Units.

Except as otherwise provided in the Grant Agreement relating to a Grant of RSUs or PSUs, if and when cash dividends (other than extraordinary or special dividends) are paid with respect to Shares to shareholders of record as of a record date occurring during the period from the Grant Date under the Grant Agreement to the date of settlement of the RSUs or PSUs granted thereunder, a number of dividend equivalent RSUs or PSUs, as the case may be, shall be credited to the Share Unit of Account of the Participant who is a party to such Grant Agreement. The number of such additional RSUs or PSUs will be calculated by dividing the aggregate dividends or distributions that would have been paid to such Participant if the RSUs or PSUs in the Participant’s Share Unit Account had been Shares by the Market Value on the date on which the dividends or distributions were paid on the Shares. The additional RSUs or PSUs granted to a Participant will be subject to the same terms and conditions, including Vesting and settlement terms, as the corresponding RSUs or PSUs, as the case may be.

16.	VESTING AND SETTLEMENT OF SHARE UNITS

16.1	Continued Employment.

Subject to this Section 16 and the applicable Grant Agreement, Share Units subject to a Grant and dividend equivalent Share Units credited to the Participant’s Share Unit Account in respect of such Share Units shall Vest in such proportion(s) and on such Vesting Date(s) as may be specified in the Grant Agreement governing such Grant provided that the Participant is Employed on the relevant Vesting Date.

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16.2	Settlement.

A Participant’s RSUs and PSUs, adjusted in accordance with the applicable multiplier, if any, as set out in the Grant Agreement, and rounded down to the nearest whole number of RSUs or PSUs, as the case may be, shall be settled, by a distribution as provided below to the Participant or his or her Beneficiary, upon, or as soon as reasonably practicable following the Vesting thereof in accordance with Section 16.1 or 16.6, as the case may be, subject to the terms of the applicable Grant Agreement. In all events RSUs and PSUs will be settled on or before the earlier of the ninetieth (90th) day following the Vesting Date and the date that is two and one half (2½) months after the end of the year in which Vesting occurred. Settlement shall be made by the issuance of one Share for each RSU or PSU then being settled, a cash payment equal to the Market Value of the RSUs or PSUs being settled in cash, or a combination of Shares and cash, all as determined by the Board in its discretion, or as specified in the applicable Grant Agreement, and subject to payment or other satisfaction of all related withholding obligations in accordance with Section 7.2.

16.3	Postponed Settlement.

If a Participant’s Share Units would, in the absence of this Section 16.3 be settled within a Blackout Period applicable to such Participant, such settlement shall be postponed until the earlier of the sixth (6th) Trading Day following the end of such Blackout Period and the otherwise applicable date for settlement of the Participant’s Share Units as determined in accordance with Section 16.2.

16.4	Failure to Vest.

For greater certainty, a Participant shall have no right to receive Shares or a cash payment, as compensation, damages or otherwise, with respect to any RSUs or PSUs that do not become Vested.

16.5	Resignation.

Subject to the applicable Grant Agreement and Section 16.8, in the event a Participant’s employment is Terminated as a result of the Participant’s resignation, no Share Units that have not Vested prior to the date of on which the Participant submits his or her resignation, including dividend equivalent Share Units in respect of such Share Units, shall Vest and all such Share Units shall be forfeited immediately.

16.6	Death or Disability.

Subject to the applicable Grant Agreement, in the case of a Participant’s Termination due to death, or in the case of the Participant’s Disability, all Share Units granted to the Participant that were granted prior to the year that includes the Participant’s date of death or Disability Date, as the case may be, that have not Vested prior to the Participant’s date of death or Disability Date, as the case may be, and related dividend equivalent Share Units credited prior to such date of death or Disability Date, shall Vest at the end of the Vesting Period relating to such Grant(s) of such Share Units and in the case of a Grant of PSUs, subject to the achievement of the applicable Performance Conditions and the adjustment of the number of PSUs that Vest to reflect the extent to which such Performance Conditions were achieved, as if the Participant had remained Employed by the Corporation or an Affiliate until the end of the Vesting Period applicable to such Share Units.

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The number of Share Units granted to a Participant in the year that includes the Participant’s date of death or Disability Date that remain eligible to Vest following such date of death or Disability Date (the “Special Pro Rated Share Units”) shall be determined by the formula A x B/C where:

A	equals the total number of Share Units relating to such Grant that have not previously Vested,

B	equals the total number of days between January 1 of the year that includes the Grant Date of such Grant and the Participant’s date of death or Disability Date, and

C	365.

The Special Pro Rated Share Units, together with any dividend equivalent Share Units attributable thereto, shall Vest at the end of the Vesting Period relating to such Grant(s) of such Share Units and in the case of a Grant of PSUs that are subject to Performance Conditions, subject to the achievement of the applicable Performance Conditions and the adjustment of the number of Special Pro Rated PSUs and related dividend equivalent PSUs that Vest to reflect the extent to which such Performance Conditions were achieved, as if the Participant had remained Employed by the Corporation or an Affiliate until the end of the Vesting Period applicable to such Share Units. The balance of the Share Units included in a Grant made in the year that includes the Participant’s date of death or Disability Date that are not Special Pro Rated Share Units shall be forfeited and cancelled as of the Participant’s date of death or Disability Date, as the case may be.

16.7	Termination of Employment without Cause.

Subject to the applicable Grant Agreement and Section 16.8, in the event a Participant’s employment or contract for services is terminated by the Corporation, or an Affiliate, as applicable, without Cause, prior to the end of a Vesting Period relating to a Grant:

(a)	the number of RSUs determined by the formula A x B/C, where

A	equals the total number of RSUs relating to such Grant that have not previously Vested and dividend equivalent RSUs in respect of such RSUs,

B	equals the total number of days between the first day of the Vesting Period relating to such Grant and the Participant’s date of Termination, and

C	equals total number of days in the Vesting Period relating to such Grant, shall become Vested RSUs at the end of the Vesting Period relating to such Grant; and

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(b)	the number of PSUs (if any) determined by the formula A x B/C, where

A	equals the total number of PSUs relating to such Grant that have not previously Vested and dividend equivalent PSUs in respect of such PSUs that would have Vested had the Participant remained Employed until the end of the applicable Vesting Period having regard to the extent to which the applicable Performance Conditions were satisfied,

B	equals the total number of days between the first day of the Performance Period relating to such Grant and the Participant’s date of Termination, and

C	equals total number of days in the Performance Period relating to such Grant, shall become Vested PSUs at the end of Vesting Period relating to such Grant.

16.8	Extension of Vesting.

The Board may, at the time of Termination or a Disability Date, extend the period for Vesting of Share Units, but not beyond the original end of the applicable Vesting Period.

16.9	Termination of Employment for Cause.

In the event a Participant’s employment is Terminated for Cause by the Corporation, no Share Units, that have not Vested prior to the date of the Participant’s Termination for Cause including dividend equivalent Share Units in respect of such Share Units, shall Vest and all such Share Units shall be forfeited immediately.

17.	SHAREHOLDER RIGHTS

17.1	No Rights to Shares.

Share Units are not Shares and a Grant of Share Units will not entitle a Participant to any shareholder rights, including, without limitation, voting rights, dividend entitlement or rights on liquidation.

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PART IV – RESTRICTED STOCK AND OTHER AWARDS

18.	DEFINITIONS

18.1	“Restriction” means any restriction on a Participant’s free enjoyment of the Shares granted as Restricted Stock. Restrictions may be based on the passage of time or the satisfaction of Performance Conditions or the occurrence of one or more events or conditions, and shall lapse separately or in combination upon satisfaction of such conditions and at such time or times, in instalments or otherwise, as the Board shall specify.

19.	Restricted Stock

19.1	Dividends; Voting.

While any Restriction applies to any Participant’s Restricted Stock, (i) unless the Board provides otherwise, the Participant shall receive the dividends paid on the Restricted Stock and shall not be required to return those dividends to the Corporation in the event of the forfeiture of the Restricted Stock, (ii) the Participant shall receive the proceeds of the Restricted Stock in the event of any change in the Shares in respect of which the Board has determined that an equitable adjustment should be made pursuant to Section 5.1, which proceeds shall automatically and without need for any other action become Restricted Stock and be subject to all Restrictions then existing as to the Participant’s Restricted Stock, and (iii) the Participant shall be entitled to vote the Restricted Stock during the Restriction period.

19.2	Transfer Restrictions.

The Participant shall not have the right to sell, transfer, assign, convey, pledge, hypothecate, grant any security interest in or mortgage on, or otherwise dispose of or encumber any shares of Restricted Stock or any interest therein while the Restrictions remain in effect. The Board may require, as a condition of a Grant of Restricted Stock, that the Participant deposit the shares of Restricted Stock into an escrow account.

19.3	Forfeiture.

Grants of Restricted Stock shall be forfeited if the applicable Restriction does not lapse prior to such date or the occurrence of such event or the satisfaction of such other criteria as is specified in the Grant Agreement. Further, unless expressly provided for in the Grant Agreement, or as otherwise determined by the Board, any Restricted Stock held by the Participant at the time of the Participant’s Termination shall be forfeited by the Participant to the Corporation.

19.4	Evidence of Share Ownership.

Restricted Stock will be book-entry Shares only unless the Board decides to issue certificates to evidence shares of the Restricted Stock.

20.	OTHER AWARDS

The Board shall have the authority to grant other equity-based awards, which may be based on one or more criteria determined by the Board, under the Plan that are consistent with the purpose of the Plan and the interests of the Corporation, including, without limitation, bonuses or similar compensation payable in the form of Shares, subject to compliance with Applicable Law.

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Exhibit “A”

to

SciVac Therapeutics Inc. Incentive Plan

Special Provisions Applicable to US Taxpayer

This Exhibit sets forth special provisions of the SciVac Therapeutics Inc. Incentive Plan (the “Plan”) that apply to Participants who are US Taxpayers. This Exhibit shall apply to such Participants notwithstanding any other provisions of the Plan. Terms defined elsewhere in the Plan and used herein shall have the meanings set forth in the Plan, as may be amended from time to time.

Definitions

“Disability” means, solely with respect to an award that constitutes deferred compensation subject to Section 409A of the Code, a “disability” as defined under Section 409A of the Code.

“Eligible Person” means, solely with respect to Options and SARs, an individual Employed by the Corporation or any of its subsidiaries who, by the nature of his or her position or job is, in the opinion of the Board, in a position to contribute to the success of the Corporation; provided, however, that only officers and employees shall be eligible to receive Incentive Stock Options.

“Market Price” means, solely with respect to the terms “Exercise Price” and “Base Price”, (a) if the Shares are listed on the Stock Exchange, the closing price per Share on the Stock Exchange on the Effective Date of the Grant; (b) if the Shares are listed on more than on Stock Exchange, the fair market value as determined in accordance with paragraph (a) above for the primary Stock Exchange on which the Shares are listed, as determined by the Board; and (c) if the Shares not listed for trading on a Stock Exchange, a price which is determined by the Board in good faith to be the fair market value of the Shares in compliance with the Code Section 409A.

“Separation From Service” means such employment or service with the Corporation and any entity that is to be treated as a single employer with the Corporation for purposes of United States Treasury Regulation Section 1.409A-1(h) terminates such that it is reasonably anticipated that no further services will be performed.

“Specified Employee” means a US Taxpayer who meets the definition of “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code.

Change in Control Treatment

Notwithstanding anything to the contrary, if the Change in Control event does not constitute a change in ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company under Section 409A of the Code, and if the Corporation determines any award under the Plan constitutes deferred compensation subject to Section 409A of the Code, then as determined in the sole discretion of the Board, the vesting of such award may be accelerated as of the effective date of the Change in Control, but the Corporation shall pay such award on its original payment date, but in no event more than 90 days following the original payment date.

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Compliance with Section 409A

The intent of the parties is that payments and benefits under this Plan comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Plan shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a Participant shall not be considered to have terminated employment with the Company for purposes of this Plan unless the Participant would be considered to have incurred a Separation from Service from the Company. Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in this Plan that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan (or any other plan or agreement of the Corporation) during the six-month period immediately following the Specified Employee’s Separation from Service shall instead be paid on the first business day after the date that is six months following the Specified Employee’s Separation from Service (or death, if earlier). The Plan and any award agreements issued thereunder may be amended in any respect deemed by the Board to be necessary in order to preserve compliance with Section 409A of the Code. The Corporation makes no representation that any or all of the payments described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. Each Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code.

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